Exhibit 99.1

Contact:	Jason B. Cagle

Chief Financial Officer

(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

ANNOUNCES THIRD QUARTER 2013 RESULTS

Dallas, Texas (November 4, 2013) – United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced results for the third quarter and nine months ended September 30, 2013.

Third Quarter Financial Results

For the quarter ended September 30, 2013, consolidated net revenues increased 17.7% to $151.0 million compared with $128.3 million in the prior year period, or increased 10.6% excluding the impact of two facilities that were previously accounted for under the equity method subsequent to the prior year period. Operating income for the third quarter increased 12.5% to $63.1 million as compared with $56.1 million for the prior year period. EBITDA less noncontrolling interests increased 3.9% to $49.3 million in the third quarter of 2013 compared with $47.4 million for the prior year period, although adjusting for a $2.4 million real estate gain in the prior year period results in EBITDA less noncontrolling interests growth of 9.6%. The operating results for the third quarter of 2013 were driven by modest same-facility revenue growth and acquisition related revenue growth.

Cash flows from operating activities for the third quarter of 2013 totaled $50.7 million compared with $54.5 million in the prior year period. During the third quarter of 2013, the Company and its consolidated subsidiaries invested $2.6 million in maintenance capital expenditures and an additional $1.1 million to develop new facilities and expand or invest in the infrastructure of existing facilities.

Nine-Month Financial Results

For the nine months ended September 30, 2013, consolidated net revenues increased 17.0% to $451.4 million compared with $385.7 million in the prior year period. Operating income for the first nine months of 2013 increased 3.3% to $181.9 million as compared with $176.1 million for the prior year period. EBITDA less noncontrolling interests increased 6.9% to $152.3 million in the first nine months of 2013 compared with $142.5 million for the first nine months of 2012.

Cash flows from operating activities for the nine months ended September 30, 2013, totaled $128.1 million compared with $129.9 million for the prior year period. During the first nine months of 2013, the Company and its consolidated subsidiaries invested $7.8 million in maintenance capital expenditures and an additional $10.5 million to develop new facilities and expand or invest in the infrastructure of existing facilities.

Systemwide Financial Results

Due to the Company’s partnerships with physicians and prominent healthcare systems, the Company does not consolidate the financial results of the majority of its facilities. While revenues of the Company’s unconsolidated facilities are not recorded as revenues by USPI, equity in earnings of unconsolidated affiliates is a significant portion of the Company’s overall earnings. To help analyze

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United Surgical Partners Announces Third Quarter 2013 Results

November 4, 2013

results of operations, management uses systemwide operating measures such as systemwide revenue growth, which include revenues of both consolidated and unconsolidated facilities. In addition to overall systemwide revenue growth, USPI calculates growth rates and operating margins for the facilities that were operational in both the current and prior year periods, a group the Company refers to as same-store or same-facility. This group also consists of both consolidated and unconsolidated facilities. At September 30, 2013, 149 of the 214 facilities the Company operated were not consolidated.

For the third quarter, the systemwide revenues of the facilities operated by the Company increased 7% on a year-over-year basis, driven primarily by acquisitions. On a same-store basis, systemwide net revenue increased 1.5% in the third quarter. For the first nine months of 2013, the systemwide revenues of the facilities operated by the Company increased 7% on a year-over-year basis, also driven primarily by acquisitions. On a same-store basis, systemwide net revenue increased 0.5% during the first nine months of the year.

Development Activity

During the first nine months of 2013, the Company acquired one facility, opened one de novo facility and sold its interest in one facility.

Conclusion

Commenting on the results, William H. Wilcox, USPI’s chief executive officer, said, “Our operating environment remains challenging as macroeconomic factors and the impact of changing benefit plan design continue to have downward pressure on volumes. We continue to believe that the combination of our partnerships with prominent health systems and physicians and our market-specific strategies position us well for the future.”

The live broadcast of USPI’s third quarter conference call will begin at 10:00 a.m. Eastern Time on November 5, 2013. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.uspi.com. Additional financial information pertaining to United Surgical Partners International may be found by visiting the Investor Relations section of the Company’s website.

USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 213 facilities, of which 147 are jointly owned with not-for-profit healthcare systems.

The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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United Surgical Partners Announces Third Quarter 2013 Results

November 4, 2013

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Income

(in thousands, except number of facilities)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$151,009	$128,305	$451,352	$385,720
Equity in earnings of unconsolidated affiliates	20,923	22,118	63,759	66,207
Operating expenses:
Salaries, benefits and other employee costs	40,991	32,999	120,425	99,649
Medical services and supplies	24,945	20,184	72,831	58,882
Other operating expenses	24,722	21,838	75,691	62,925
General and administrative expenses	10,396	9,326	30,793	30,008
Provision for doubtful accounts	1,599	2,001	7,781	6,314
Net loss/(gain) on deconsolidations, disposals and impairments	(506)	2,233	4,893	660
Depreciation and amortization	6,683	5,746	20,758	17,409

Total operating expenses	108,830	94,327	333,172	275,847

Operating income	63,102	56,096	181,939	176,080
Interest expense, net	(23,710)	(23,090)	(76,226)	(61,562)
Loss on early retirement of debt	—	(23)	(5,536)	(37,981)
Other, net	1	34	(3)	(748)

Income from continuing operations before income taxes	39,393	33,017	100,174	75,789
Income tax expense	(7,462)	(6,394)	(17,903)	(10,343)

Income from continuing operations	31,931	26,623	82,271	65,446
Discontinued operations, net of tax	—	(2)	—	3,434

Net income	31,931	26,621	82,271	68,880
Less: Net income attributable to noncontrolling interests	(20,009)	(16,638)	(55,338)	(51,666)

Net income attributable to USPI’s common stockholder	$11,922	$9,983	$26,933	$17,214

Supplemental Data:
Facilities operated at period end	214	203	214	203

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United Surgical Partners Announces Third Quarter 2013 Results

November 4, 2013

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	Sept. 30, 2013	Dec. 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$87,932	$51,203
Available for sale securities	10,747	10,741
Accounts receivable, net of allowance for doubtful accounts of $10,401 and $9,904, respectively	45,882	50,108
Other receivables	26,581	14,611
Inventories of supplies	9,625	8,017
Deferred tax assets, net	23,121	20,687
Other	15,715	16,607

Total current assets	219,603	171,974
Property and equipment, net	134,215	126,526
Investments in unconsolidated affiliates	476,189	484,079
Goodwill and intangible assets, net	1,574,493	1,555,108
Other	26,713	23,062

Total assets	$2,431,213	$2,360,749

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$18,515	$14,981
Accrued expenses and other	256,667	241,512
Current portion of long-term debt	19,043	17,913

Total current liabilities	294,225	274,406
Long-term debt	1,457,826	1,461,621
Other liabilities	215,843	199,336

Total liabilities	1,967,894	1,935,363
Noncontrolling interests—redeemable	162,272	153,399
USPI stockholder’s equity	255,959	233,715
Noncontrolling interests—nonredeemable	45,088	38,272

Total equity	301,047	271,987

Total liabilities and equity	$2,431,213	$2,360,749

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United Surgical Partners Announces Third Quarter 2013 Results

November 4, 2013

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Key Operating Statistics

(in thousands, except for number of facilities, cases and percentages)

	Three Months Ended September 30,
	2013	2012	% Change
Systemwide same-facility statistics(1) (2):
Facility cases	234,543	235,541	(0.4%)
Net revenue/case	$2,296	$2,254	1.9%
Net revenue	$538,620	$530,857	1.5%
Facility operating income margin(3)	23.9%	24.5%	(60	) bps
Other:
Total consolidated facilities	65	59
EBITDA less noncontrolling interests(4)
GAAP operating income	$63,102	$56,096	12.5%
Depreciation and amortization	6,683	5,746
Net loss (gain) on deconsolidations, disposals and impairments	(506)	2,233

EBITDA	69,279	64,075
Net income attributable to noncontrolling interests	(20,009)	(16,638)

EBITDA less noncontrolling interests	49,270	47,437	3.9%
Recapitalization costs	—	322

Adjusted EBITDA	$49,270	$47,759	3.2%

	Nine Months Ended September 30,
	2013	2012	% Change
EBITDA less noncontrolling interests(4)
GAAP operating income	$181,939	$176,080	3.3%
Depreciation and amortization	20,758	17,409
Net loss on deconsolidations, disposals and impairments	4,893	660

EBITDA	207,590	194,149
Net income attributable to noncontrolling interests	(55,338)	(51,666)

EBITDA less noncontrolling interests	152,252	142,483	6.9%
Recapitalization costs	—	1,565

Adjusted EBITDA	$152,252	$144,048	5.7%

(1)	Excludes de novo facilities in their first year of operations. Includes facilities accounted for under the equity method as well as consolidated facilities.
(2)	Statistics for acquired facilities are included in both periods.
(3)	Calculated as operating income divided by net revenue.
(4)	EBITDA, EBITDA less noncontrolling interests and Adjusted EBITDA are not measures defined under generally accepted accounting principles (GAAP). The Company believes EBITDA, EBITDA less noncontrolling interests and Adjusted EBITDA are important measures for purposes of allocating resources and assessing performance. EBITDA, which is computed by adding operating income, depreciation and amortization, and net loss (gain) on deconsolidations, disposals and impairments, is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA less noncontrolling interests, which is computed by subtracting net income attributable to noncontrolling interests from EBITDA, adjusts both years’ EBITDA to reflect that the Company does not own 100% of each facility. EBITDA, EBITDA less noncontrolling interests and Adjusted EBITDA should not be considered as measures of financial performance under GAAP, and the items excluded from EBITDA, EBITDA less noncontrolling interests and Adjusted EBITDA are significant components in understanding and assessing financial performance. Because EBITDA, EBITDA less noncontrolling interests and Adjusted EBITDA are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA, EBITDA less noncontrolling interests and Adjusted EBITDA as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.

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